Exhibit 99.1

Location Based Technologies Receives
Funding From Silicon Valley Bank

IRVINE, Calif., January 10, 2011 --Location Based Technologies, Inc. (OTCBB:LBAS), a leading-edge service provider of personal, pet and asset location devices, has entered into a banking relationship with Silicon Valley Bank (NASDAQ: SIVB).  Initially, Location Based Technologies has received $1,000,000 through a term loan with the intent to expand the relationship to include an initial $5,000,000 revolving line of credit to support manufacturing and shipment of devices.

“We’re ready to launch,” said CEO Dave Morse. “This funding marks a critical inflection point in the life of our company.  We will finally be able to deliver production ready devices to key distributors and carriers, which in turn will allow them to place purchase orders.  We’re very close to generating meaningful revenue.”

In the last few months LBAS has raised $2,000,000 in working capital. These funds will allow the company to begin their initial production run of the PocketFinder® family of products. The first devices will be used by distributors prior to placing purchase orders.

“It’s the final hurdle in the company’s mission to begin production and build sales volume.  I look forward to a breakthrough year for the company,” states Gregg Haugen, investor and Personal Guarantor for the SVB loan.

Brett Maver, a relationship manager at SVB, said that, “The two way capability of the GPS devices will fundamentally change the way individual’s, businesses and government/municipal agencies track, monitor, and maintain assets.  We're excited to be partnering with Location Based Technologies and be able to assist them in moving from the lab to the marketplace.  Helping innovative companies succeed is what SVB does best, and we look forward to working with Dave and his team."

About Silicon Valley Bank:

SVB Financial Group provides diversified financial services to emerging, growth and established technology companies and the life science, venture capital and premium wine markets. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, SVB Financial Group provides a level of service and partnership that measurably impacts its clients' success.

Headquartered in Santa Clara, Calif., the company offers its clients commercial, investment, merchant and private banking, as well as value-added services using its knowledge and networks. Founded in 1983, SVB Financial Group serves clients around the world through 26 domestic offices, and international subsidiaries in the U.K., Israel, India and China, and an extensive network of relationships with venture capitalists in Asia, Australia, Europe, India, and Israel.

About Location Based Technologies, Inc.

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Location Based Technologies
David Morse, PhD, 888-600-1044 ext 5
dave@pocketfinder.com
or
Northstar Investments
Glenn Busch, CFP 888-600-1044 ext 3
glenn@pocketfinder.com
or
NetGain Financial
866-635-0011 or 760-942-4500

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